Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS FISCAL 2012 FIRST-QUARTER RESULTS

•	Net income increased to $13.6 million, or $0.46 per diluted share, compared with $9.2 million, or $0.29 per diluted share, last year

•	Excluding certain items, first-quarter net income improved to $15.3 million, or $0.52 per diluted share, compared with $10.6 million, or $0.34 per diluted share, last year

•	Gross profit per pound, excluding certain items, rose 10% to 15.2 cents compared with 13.8 cents for the same period last year

•	Selling, general and administrative expense, excluding certain items, decreased by $4.8 million or 9% from last year

AKRON, Ohio — January 5, 2012 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2012 first quarter ended November 30, 2011. The Company reported net income of $13.6 million, or $0.46 per diluted share, compared with $9.2 million, or $0.29 per diluted share, last year. Foreign currency translation did not significantly impact net income for the first quarter of fiscal 2012.

Excluding certain restructuring and acquisition-related charges, net income for the fiscal 2012 first quarter was $15.3 million, or $0.52 per diluted share, compared with $10.6 million, or $0.34 per diluted share, for the prior-year period.

Net sales for the fiscal 2012 first quarter were $517.3 million, an increase of 4.4% compared with $495.4 million for the same period last year. The improvement was primarily driven by increased average selling price per pound due to improved mix, partially offset by a decrease in volume. Foreign currency translation favorably impacted consolidated net sales by 1.3%. Volume was 456.3 million pounds in the first quarter of fiscal 2012, down 9.2% from 502.6 million pounds reported last year.

The Company uses non-GAAP financial measures, such as net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company and to allocate resources. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for reconciliation of non-GAAP measures to the nearest comparable GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding certain items.

Gross profit for the quarter was $69.5 million compared with $69.1 million last year. Foreign currency translation favorably impacted gross profit by $0.7 million. Overall gross profit per pound for the quarter was 15.2 cents, a 10% increase over the fiscal 2011 first quarter.

Selling, general and administrative (SG&A) expense for the fiscal 2012 first quarter was $47.2 million compared with $52.0 million reported last year. The decrease was a result of the Company realizing synergies related to the continued integration of acquisitions, and efforts to control costs. Foreign currency translation negatively impacted SG&A expense by $0.6 million.

First-quarter operating income was $22.3 million compared with $17.1 million last year. The increase in operating income was primarily due to the $4.8 million decrease in SG&A. Foreign currency translation did not significantly impact operating income for the first quarter of fiscal 2012.

“We saw improvement in our Americas region which is a direct result of our strategy to shift our product mix away from commodity products and focus on more profitable markets. As we build U.S. presence in our masterbatch, niche engineered plastics and specialty powders business, we expect to see further improvements in the region. Despite the overall economic softness in Europe, the majority of our European business is directed at the northern section of the Euro Zone, which has proven to be stronger and more resilient during this economic downturn. Throughout this period, our European team focused on what was within their control, namely plant and SG&A spending, to offset the negative effect of volume declines,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “I am pleased with our team’s outstanding efforts to improve our operating profit per pound in the face of decreasing volume and a competitive pricing environment.”

Europe, Middle East and Africa (“EMEA”) — In the fiscal 2012 first quarter, EMEA net sales were $352.9 million compared with $346.7 million in the first quarter of fiscal 2011. The increase in net sales was primarily related to an increase of 12.6% in average selling price per pound attributed to selling higher value-added products as well as the favorable impact of foreign currency translation of $7.2 million.

EMEA gross profit was $44.2 million for the fiscal 2012 first quarter compared with $48.1 million for the same period last year. The decrease in gross profit was primarily related to decreased volumes in the masterbatch and specialty powders product families, partially offset by a positive price effect and lower production costs. Despite the volume decrease, gross profit per pound increased 2.0%. Foreign currency translation favorably impacted EMEA gross profit by $1.0 million.

EMEA operating income for the fiscal 2012 first quarter was $19.2 million compared with $19.4 million in the first quarter of 2011. The slight decrease in operating income was primarily due to the lower gross profit which was substantially offset by lower SG&A expenses. SG&A expenses were favorably impacted by continued actions to control costs.

The Americas — In the fiscal 2012 first quarter, net sales for the Americas were $128.0 million compared with $115.1 million for the same period a year ago. The increase in net sales resulted from an incremental gain of $8.2 million from acquisitions that occurred in fiscal 2011 along with a 20.5% increase in price per pound. Foreign currency translation negatively impacted net sales by $1.7 million.

Gross profit was $19.9 million for the quarter compared with $16.5 million for the same period last year. The increases in gross profit and gross profit per pound of 20.7% and 30.6%, respectively, were primarily due to higher net sales in the masterbatch and engineered plastics product families and the successful implementation of operational efficiencies which helped mitigate rising raw material costs. Also of note, the fiscal 2011 acquisitions contributed $1.3 million of incremental fiscal 2012 gross profit. Foreign currency translation negatively impacted gross profit by $0.4 million.

Operating income for the fiscal 2012 first quarter was $6.1 million compared with $3.9 million in the first quarter of 2011. The improvement was primarily driven by higher gross profit per pound, partially offset by a slight rise in SG&A expenses.

Asia Pacific (“APAC”) — In the fiscal 2012 first quarter, APAC net sales were $36.4 million compared with $33.6 million for the same period a year ago. The increase in net sales was primarily related to the masterbatch and engineered plastics product families and was partially offset by decreased net sales in the specialty powders product family. Volume declined 13.0% partially as a result of customers’ lower export sales to Europe. Despite this drop in volume, the APAC segment continues to report incremental improvement. Foreign currency translation favorably impacted net sales by approximately $1.1 million.

Gross profit was $5.4 million, an increase of $0.8 million compared with last year. Gross profit increased primarily due to improved net sales in the masterbatch and engineered plastics product families, partially offset by a decrease in net sales in the specialty powders product family.

Operating income for the fiscal 2012 first quarter was $2.5 million compared with $1.8 million last year. The increase in profitability was principally due to the improvement in gross profit.

Liquidity, Cash Flow From Operations and Working Capital

Working capital increased to 71 days at the end of the fiscal 2012 first quarter, from 60 days at the end of fiscal 2011, and 71 days at the end of the first quarter of fiscal 2011. The increase from 2011 fiscal year-end was attributable to an increase in inventory levels in the face of declining volumes, and a reduction of trade payables. Cash flow used in operations was $21.3 million for the first quarter.

The Company’s net debt position was $96.3 million, an increase of $55.9 million compared with the fiscal 2011 fourth quarter, and was primarily a result of net share repurchases during the quarter of $21.2 million, capital expenditures of $9.1 million, working capital needs and dividend payments of $5.1 million. During the first quarter, the Company increased its regular quarterly cash dividend by approximately 10%, which represented an annual yield of approximately 3.5%. This reflects the Company’s confidence in strong cash generation and long-term growth prospects.

Fiscal 2012 Business Outlook

The fiscal 2012 second quarter is expected to be challenged by declining demand in Europe. Offsetting these expected volume declines, the EMEA and Americas segments will benefit from the restructuring efforts that are ongoing and operating efficiencies driven by acquisition integration activities. The Company expects to continue to focus on global SG&A and plant cost controls.

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2012 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on January 6, 2012, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.

A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. The Company’s customers span a wide range of markets such as packaging, consumer products, industrial and automotive, among others. The Company employs about 3,000 people and has 35 manufacturing facilities globally. A. Schulman reported net sales of $2.2 billion for the fiscal year ended August 31, 2011. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures

This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income before taxes, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements

A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•

worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•

volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

SHLM_ALL

Contact information:

Jennifer K. Beeman

Director of Corporate Communications & Investor Relations

A. Schulman, Inc.

3550 W. Market St.

Akron, Ohio 44333

Tel: 330-668-7346

email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	September 30,	September 30,
	Three months ended November 30,
	2011	2010
	Unaudited
	(In thousands, except per share data)
Net sales	$517,289	$495,383
Cost of sales	447,793	426,382
Selling, general and administrative expenses	47,415	52,905
Restructuring expense	3,244	551

Operating income	18,837	15,545
Interest expense, net	1,894	1,085
Foreign currency transaction (gains) losses	499	670
Other (income) expense, net	(170)	(4)

Income before taxes	16,614	13,794
Provision (benefit) for U.S. and foreign income taxes	2,651	4,418

Net income	13,963	9,376
Noncontrolling interests	(381)	(133)

Net income attributable to A. Schulman, Inc.	$13,582	$9,243

Weighted-average number of shares outstanding:
Basic	29,418	31,333
Diluted	29,514	31,530

Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.46	$0.29
Diluted	$0.46	$0.29

Cash dividends per common share	$0.170	$0.155

A. SCHULMAN, INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	November 30, 2011	August 31, 2011
	Unaudited
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$105,681	$155,753
Accounts receivable, less allowance for doubtful accounts of $9,125 at November 30, 2011	308,847	347,036
Inventories, average cost or market, whichever is lower	272,425	264,747
Prepaid expenses and other current assets	32,981	34,376

Total current assets	719,934	801,912

Property, plant and equipment, at cost:
Land and improvements	29,384	30,826
Buildings and leasehold improvements	156,558	165,267
Machinery and equipment	367,138	382,828
Furniture and fixtures	39,844	41,860
Construction in progress	17,561	12,967

Gross property, plant and equipment	610,485	633,748
Accumulated depreciation and investment grants of $725 at November 30, 2011 and $815 at August 31, 2011	385,865	399,448

Net property, plant and equipment	224,620	234,300

Other assets:
Deferred charges and other noncurrent assets	35,270	35,947
Goodwill	89,740	91,753
Intangible assets	71,710	76,075

Total other assets	196,720	203,775

Total assets	$1,141,274	$1,239,987

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	208,548	254,405
U.S. and foreign income taxes payable	6,844	11,072
Accrued payrolls, taxes and related benefits	42,405	44,560
Other accrued liabilities	49,391	50,608
Short-term debt	9,525	11,550

Total current liabilities	316,713	372,195
Long-term debt	192,484	184,598
Pension plans	79,745	84,673
Other long-term liabilities	21,803	24,161
Deferred income taxes	17,618	20,055

Total liabilities	628,363	685,682

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $1 par value, authorized — 75,000 shares, issued — 47,818 shares at November 30, 2011 and 47,816 shares at August 31, 2011	47,818	47,816
Other capital	254,854	254,184
Accumulated other comprehensive income (loss)	20,313	50,007
Retained earnings	549,777	541,256
Treasury stock, at cost, 18,414 shares at November 30, 2011 and 17,207 at August 31, 2011	(366,008)	(344,759)

Total A. Schulman, Inc.’s stockholders’ equity	506,754	548,504

Noncontrolling interests	6,157	5,801

Total equity	512,911	554,305

Total liabilities and equity	$1,141,274	$1,239,987

A. SCHULMAN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	September 30,	September 30,
	Three Months Ended November 30,
	2011	2010
	Unaudited
	(In thousands)
Operating:
Net income	$13,963	$9,376
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	9,064	9,654
Deferred tax provision	(2,790)	(711)
Pension, postretirement benefits and other deferred compensation	1,547	2,153
Net (gains) losses on asset sales	(29)	88
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	15,731	(15,431)
Inventories	(24,349)	(27,579)
Accounts payable	(30,888)	(6,454)
Income taxes	(4,240)	1,622
Accrued payrolls and other accrued liabilities	2,086	4,314
Other assets and long-term liabilities	(1,360)	(2,084)

Net cash provided from (used in) operating activities	(21,265)	(25,052)

Investing:
Expenditures for property, plant and equipment	(9,072)	(5,000)
Proceeds from the sale of assets	724	300
Business acquisitions, net of cash acquired	—	(15,071)

Net cash provided from (used in) investing activities	(8,348)	(19,771)

Financing:
Cash dividends paid	(5,061)	(4,942)
Increase (decrease) in notes payable	(1,553)	(3,987)
Borrowings on revolving credit facilities	40,750	53,500
Repayments on revolving credit facilities	(28,000)	(25,000)
Repayments on long-term debt	(4)	(26)
Cash distributions to noncontrolling interests	—	(700)
Issuances (purchases) of treasury stock, net	(21,249)	49

Net cash provided from (used in) financing activities	(15,117)	18,894

Effect of exchange rate changes on cash	(5,342)	2,205

Net increase (decrease) in cash and cash equivalents	(50,072)	(23,724)

Cash and cash equivalents at beginning of period	155,753	122,754

Cash and cash equivalents at end of period	$105,681	$99,030

A. SCHULMAN, INC.

SUPPLEMENTAL SEGMENT INFORMATION

	September 30,	September 30,
	Three months ended November 30,
	2011	2010
	Unaudited
	(In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	286,297	316,481
Americas	140,501	152,223
APAC	29,484	33,897

Total pounds sold to unaffiliated customers	456,282	502,601

Net sales to unaffiliated customers
EMEA	$352,891	$346,683
Americas	127,980	115,120
APAC	36,418	33,580

Total net sales to unaffiliated customers	$517,289	$495,383

Segment gross profit
EMEA	$44,238	$48,086
Americas	19,879	16,474
APAC	5,379	4,562

Total segment gross profit	69,496	69,122
Asset write-downs	—	—
Inventory step-up	—	(121)

Total gross profit	$69,496	$69,001

Segment operating income
EMEA	$19,235	$19,402
Americas	6,111	3,859
APAC	2,533	1,808

Total segment operating income	27,879	25,069
Corporate and other	(5,580)	(7,971)
Costs related to acquisitions	(218)	(881)
Restructuring related	(3,244)	(551)
Inventory step-up	—	(121)

Operating income	18,837	15,545
Interest expense, net	(1,894)	(1,085)
Foreign currency transaction gains (losses)	(499)	(670)
Other income (expense), net	170	4

Income before taxes	$16,614	$13,794

Capacity utilization
EMEA	83%	80%
Americas	63%	63%
APAC	86%	88%
Worldwide	74%	74%

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

Unaudited

(In thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Costs Related to	Restructuring		Tax Benefits	Before Certain
Three months ended November 30, 2011	As Reported	Acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$517,289	$—	$—	$—	$—	$517,289
Cost of sales	447,793	—	—	—	—	447,793
Selling, general and administrative expenses	47,415	(218)	—	—	—	47,197
Restructuring expense	3,244	—	(3,244)	—	—	—

Operating income	18,837	218	3,244	—	—	22,299
Interest expense, net	1,894	—	—	—	—	1,894
Foreign currency transaction (gains) losses	499	—	—	—	—	499
Other (income) expense, net	(170)	—	—	—	—	(170)

Income before taxes	16,614	218	3,244	—	—	20,076
Provision (benefit) for U.S. and foreign income taxes	2,651	28	964	—	747	4,390

Net income	13,963	190	2,280	—	(747)	15,686
Noncontrolling interests	(381)	—	—	—	—	(381)

Net income (loss) attributable to A. Schulman, Inc.	$13,582	$190	$2,280	$—	$(747)	$15,305

Diluted EPS	$0.46					$0.52

Weighted-average number of shares outstanding -diluted	29,514					29,514

		Costs Related to	Restructuring		Tax Benefits	Before Certain
Three months ended November 30, 2010	As Reported	Acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$495,383	$—	$—	$—	$—	$495,383
Cost of sales	426,382	—	—	(121)	—	426,261
Selling, general and administrative expenses	52,905	(881)	—	—	—	52,024
Restructuring expense	551	—	(551)	—	—	—

Operating income	15,545	881	551	121	—	17,098
Interest expense, net	1,085	—	—	—	—	1,085
Foreign currency transaction (gains) losses	670	—	—	—	—	670
Other (income) expense, net	(4)	—	—	—	—	(4)

Income before taxes	13,794	881	551	121	—	15,347
Provision (benefit) for U.S. and foreign income taxes	4,418	—	113	43	65	4,639

Net income	9,376	881	438	78	(65)	10,708
Noncontrolling interests	(133)	—	—	—	—	(133)

Net income (loss) attributable to A. Schulman, Inc.	$9,243	$881	$438	$78	$(65)	$10,575

Diluted EPS	$0.29					$0.34

Weighted-average number of shares outstanding -diluted	31,530					31,530

A. SCHULMAN, INC.

Reconciliation of GAAP and Non-GAAP Financial Measures

EBITDA Excluding Certain Items Reconciliation

Unaudited

(In thousands)

	September 30,	September 30,
	Three months ended
	November 30,
	2011	2010

Income before taxes	$16,614	$13,794

Adjustments (pretax):
Depreciation and amortization	9,064	9,654
Interest expense, net	1,894	1,085
Costs related to acquisitions	218	881
Restructuring related	3,244	551
Inventory step-up	—	121

EBITDA excluding certain items	$31,034	$26,086